Exhibit 99

Landmark Plan to Accelerate End of Coal Era, Provide
Reliability and Protect Environment Earns Approval

JACKSON, Mich., June 23, 2022 – A key regulatory decision today cleared the way for Consumers Energy to stop burning coal to generate electricity by 2025 — 15 years faster than previously planned — and provide reliable electricity for Michigan.

The Michigan Public Service Commission (MPSC) approved Consumers Energy’s agreement with a diverse group of stakeholders on updates to its Clean Energy Plan, a 20-year blueprint to meet Michigan’s energy needs while protecting the environment for future generations.

A broad coalition of supporters for the plan includes customer groups, environmental organizations, MPSC staff, energy industry representatives and the Michigan Attorney General.

Consumers Energy is one of the first utilities in the nation to go coal-free.

“This is a historic moment in Michigan’s clean energy transformation journey,” said Garrick Rochow, President and CEO of Consumers Energy. “The Clean Energy Plan is a sea change that positions our company as a national leader and empowers us to deliver reliable energy while protecting the planet for decades to come.”

The updates to Consumers Energy’s Clean Energy Plan — first approved in 2019 — include:

●	COAL PLANT RETIREMENTS BY 2025: closes all three units at the J.H. Campbell coal plant in West Olive in 2025 in addition to two units at the D.E. Karn coal plant in 2023 (as per the 2018 Clean Energy Plan) and will be among the first utilities in the nation to go coal-free by 2025.

●	SYSTEM RELIABILITY: ensures supply reliability through the purchase of the Covert Generating Station in Van Buren County, a natural gas-fired power plant. Additionally, we plan to purchase 700 megawatts of electric capacity — roughly the equivalent of a power plant — from a variety of sources through a one-time request for proposal (RFP).

●	RISE OF SOLAR: continues the rapid transition to clean, renewable sources by adding nearly 8,000 megawatts (MW) of solar power by 2040 ensuring

90 percent of our capacity comes from clean sources. Learn more at ConsumersEnergy.com/MiSolar

●	BATTERY DEPLOYMENT: accelerates energy storage with a total of 75 MW of energy storage by 2027, achieving 550 MW by 2040.

●	AFFORDABLE ENERGY: creates price stability and helps customers save an estimated $600 million dollars through 2040 compared to the current plan. Consumers Energy would also continue its successful energy waste reduction programs that have saved customers nearly $5 billion since 2009. In addition, the company has committed to continue to fund utility bill assistance programs for low-income customers.

“Together, we’ve created the best Clean Energy Plan for Michigan,” Rochow said. “We’re building a dramatically different energy landscape in which customers won’t have to choose between protecting the planet and their pocketbooks. We will do both while making sure our state has the reliable power it needs.”

Consumers Energy, Michigan’s largest energy provider, is the principal subsidiary of CMS Energy (NYSE: CMS), providing natural gas and/or electricity to 6.8 million of the state’s 10 million residents in all 68 Lower Peninsula counties.

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Media Contacts: Katie Carey, 517-740-1739, or Brian Wheeler, 517-740-1545

For more information about Consumers Energy, go to

www.ConsumersEnergy.com.

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